EXHIBIT 11
                    DAVIS WATER & WASTE INDUSTRIES, Inc.
                    COMPUTATION OF NET INCOME PER SHARE
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
                                  Three Months Ended          Nine Months Ended
                                  ------------------          -----------------
                                     January 31,                January 31,
                                     -----------                -----------
                                   1995        1994         1995          1994
                                  ------      ------       ------        ------
   Net income                  $  775,826  $   87,739   $2,592,507    $  218,512
                               ----------  ----------   ----------    ----------
   Number of shares used in
    calculation of per share data:

   Weighted average number of
    common shares outstanding
    during the period           3,263,115   3,263,811    3,262,072     3,257,413
   Add common equivalent
    shares (determined by the
    treasury stock method)
    composed of shares
    issuable upon award of
    performance shares                  0       5,274            0         5,274
                                ---------   ---------    ---------     ---------
   Weighted average number of
    shares used in calculating
    net income per share        3,263,115   3,269,085    3,262,072     3,262,687
                                =========   =========    =========     =========


   Net income                       $ .24       $ .03        $ .79         $ .07
                                    =====       =====        =====         =====
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